Exhibit 10.51

PLEASE NOTE: CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

MASTER COMMERCIAL SERVICES AGREEMENT

This MASTER COMMERCIAL SERVICES AGREEMENT effectively dated as of the 17th day of December, 2019 (“Effective Date”), made by and between inVentiv Commercial Services, LLC, a New Jersey limited liability company and a Syneos Health™ group company, with an office located at 500 Atrium Drive, Somerset, NJ 08873 (“Syneos Health”) and VBI Vaccines Inc., a company organized under the laws of the Province of British Columbia, Canada with principal offices located at 222 Third St., Suite 2241, Cambridge, MA, 02139 (“Client”). Client and Syneos Health may each be referred to herein as a “Party” and collectively, the “Parties”.

WITNESSETH:

WHEREAS, Client is engaged in the business of developing, manufacturing, distributing, and/or selling pharmaceutical products, biotechnological products, and/or medical devices;

WHEREAS, Syneos Health is a contract commercial organization that offers a wide range of commercial services to clients in the pharmaceutical and biotechnology industry; and

WHEREAS, Client and Syneos Health desire to agree on terms which will be applied to govern Syneos Health’s provision of various commercial services to Client.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which hereby are mutually acknowledged, the Parties intending to be legally bound do hereby agree as follows:

AGREEMENT

1.	DEFINITIONS

1.1.	“Affiliate” means, with respect to a Party to this Agreement, any entity that directly or indirectly controls, is controlled by, or is under common control with such Party. “Control”, “controls”, or “controlled” means the possession, directly or indirectly, of at least 50% of the share capital or voting rights or of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

1.2.	“Agreement” means this Master Commercial Services Agreement together with any amendments entered into between the Parties from time to time.

1.3.	“Applicable Law” means any applicable international, national, federal, state, and local laws and regulations, including, without limitation, EU Directive 2001/83/EC, the Federal Food, Drug and Cosmetic Act (“FDCA”), and the Medicare/Medicaid anti-kickback statute, the Prescription Drug Marketing Act (“PDMA”).

1.4.	“Change Order” means an amendment to a Work Order that captures a change in the scope of Services or other parameters, which may include an increase or decrease in Fees and/or any timeline adjustments required due to the change in assumptions. Each Change Order shall be agreed in writing between the Parties and expressly approved by an authorized individual on behalf of each Party.

1.5.	“Commercially Reasonable Efforts” means the efforts and resources which would be used (including the promptness in which such efforts and resources would be applied) by a Party, consistent with generally accepted industry standards with regard to the activity to be undertaken.

1.6.	“Confidential Information” has the meaning given thereto in Section 8.3.

1.7	“FDA” means the United States Food and Drug Administration.

1.7.	“Fees” means the price charged for labor in the performance of Services as set forth in the applicable Work Order.

1.8.	“Pass Through Costs” means any costs identified in a Work Order to be incurred by Syneos Health in the performance of Services that are not Fees, including, without limitation, for Service-related travel, Subcontractor and Third Party Vendor fees for items such as printing, shipping, and facsimile costs, language translation, telephone charges, advertising, and/or other expenses associated with the Services or as may be otherwise described in any Work Order. Travel costs may include, but are not limited to, those associated with reasonable transportation, lodging, internet connection, fuel, and meals.

1.9.	“Regulatory Authority” means the FDA, the European Medicines Agency (EMA), Health Canada, or any other local, state, national or multinational regulatory authority or government agency that is equivalent to or has any similar regulatory functions or responsibilities as the FDA.

1.10.	“Sanctioned Entity” means an entity that

1.10.1.	Is currently under indictment or prosecution for, or has been convicted (as defined in 42 C.F.R. § 1001.2) of: (i) any offense related to the delivery of an item or service under the Medicare or Medicaid programs or any program funded under Title V or Title XX of the Social Security Act (the Maternal and Child Health Services Program or the Block grants to States for Social Services programs, respectively); (ii) a criminal offense relating to neglect or abuse of patients in connection with the delivery of a health care item or service; (iii) fraud, theft, embezzlement or other financial misconduct in connection with the delivery of a health care item or service; (iv) obstructing an investigation of any crime referred to in (i) through (iii) above; or (v) unlawful manufacture, distribution, prescription or dispensing of a controlled substance; or

1.10.2.	Has been required to pay any civil monetary penalty regarding false, fraudulent, or impermissible claims under, or payments to induce a reduction or limitation of health care services to beneficiaries of, any state or federal health care program, or is currently the subject of any investigation or proceeding which may result in such payment; or

1.10.3.	Has been excluded from participation in the Medicare, Medicaid or Maternal and Child Health Services (Title V) program, or any program funded under the Block Grants to States for Social Services (Title II) program.

1.11.	“Subcontractor” means any entity or individual other than Syneos Health, Syneos Health Affiliates, or Syneos Health Personnel that performs Services under the direction of Syneos Health, which Syneos Health agreed to directly perform for Client in a Work Order. For purposes of clarification, Subcontractors shall not include Third Party Vendors.

1.12.	“Syneos Health Personnel” mean employees of Syneos Health or of any Syneos Health Affiliate performing the Services in connection with a given Work Order. For clarification, “Syneos Health Personnel” shall not include Subcontractors or Third Party Vendors or employees thereof.

1.13.	“Third Party Vendor” means any entity that performs ancillary services for the Services pursuant to a contract entered into by Client or an Affiliate thereof or, if expressly so authorized in a Work Order, by Syneos Health or an Affiliate thereof. Third Party Vendors may include, but are not limited to, drug depots, transportation companies, translation vendors, scale providers, equipment providers, electronic data capture (EDC) providers, or any other vendor performing services not within those provided by Syneos Health to Client. For purposes of clarification, Third Party Vendors shall not include Subcontractors.

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1.14.	“Work Order” means an individual statement of work executed between Client and Syneos Health that: (i) is expressly governed by the terms and conditions of this Agreement; (ii) is signed by both Parties; (iii) specifies the parameters and sets forth the details of the Services to be performed by Syneos Health, including, without limitation, the scope of work, specific assumptions, estimated time period for completing Services, milestones and target dates, estimated budget, payment and currency schedules, and/or resource allocation to the extent applicable to the Services; and (iv) is generally in the form attached hereto as Exhibit A.

2.	SERVICES

2.1.	Use of Affiliates.

2.1.1.	Use of Affiliates. The Parties acknowledge that in addition to Syneos Health and Client, certain of either Party’s Affiliates may directly enter into a Work Order setting forth the particular project or scope of Services to be provided, provided however, that such Work Order expressly provides that it is intended to be governed by the terms of this Agreement.

2.1.2.	Responsibility. If an Affiliate of a Party enters into or performs Services in association with Work Orders under this Agreement with the other Party or the other Party’s Affiliate, such Affiliates are bound by the terms and conditions contained herein; provided, however, Syneos Health and Client agree that each Party acts solely on its own behalf and shall not be liable, or otherwise responsible, for the acts and/or omissions of any Party Affiliate under any circumstances in connection with any Work Order that is not signed by Syneos Health or Client, as applicable. Further, each Party Affiliate acts solely on its own behalf and shall not be liable, or otherwise responsible, for the acts and/or omissions of Syneos Health, Client or any other Party Affiliate under any circumstances in connection with this Agreement or any Work Order that is not signed by that particular Party Affiliate.

2.2.	Work Orders. Each Work Order shall be governed by and will be incorporated into and made an integral part of this Agreement, and shall be subject to mutually agreed Change Orders. The Parties acknowledge and agree that variation may exist in the form of Work Order depending on the Affiliate and/or the nature and type of services provided. Subject to the terms of the Work Order, the Parties agree that the Work Order shall set forth a reasonable schedule for the Services to be performed, and each Party will use Commercially Reasonable Efforts to comply with the timelines stated therein.

2.3.	Order of Documents. To the extent that terms and/or provisions of a Work Order conflict with the terms and/or provisions of this Agreement, the terms and/or provisions of this Agreement shall control unless the Work Order expressly states otherwise.

2.4.	Start-Up Services. Upon written approval from Client (email is acceptable), Syneos Health may proceed with providing Services prior to the execution of a Work Order (“Work Ahead E-mail”). Each Work Ahead Email shall provide a description of the Services to be performed by Syneos Health and shall also include the Fees and Pass Through Costs associated with said Services and attach the then current Work Order in process. Upon finalization of the Work Order, the Services set forth in the Work Ahead E-mail shall be integrated into, and superseded by, the full Work Order.

2.5.	Change Orders. Once a Work Order is executed, if either Party requests a change in the scope of Services, or the assumptions upon which the Work Order is based change, then the Parties shall execute a Change Order prior to implementing such changes. Should any requirements of Applicable Law change, each Party will use Commercially Reasonable Efforts to satisfy the new requirements. In the event that compliance with such new regulatory requirements necessitates a change in the Services, the Parties will evaluate the need for a Change Order.

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2.6.	Anti-Corruption. The Parties represent and warrant that they are, and will remain, in compliance with the Foreign Corrupt Practices Act (“FCPA”) and/or all other applicable anti-bribery laws or regulations.

2.7.	HIPAA. For Services provided by [***] only, Client recognizes that [***] may have access to and/or be utilizing Protected Health Information (“PHI”) (as such term is defined under the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”) and the HITECH Act) to provide the Services. Such PHI is provided and owned by third party retail pharmacy providers (“Third Party PHI”). Client and Syneos Health agree that at no time and under no circumstances will Syneos Health or [***] make available to Client, or any agent of Client, any Third Party PHI, nor any individual patient names or addresses derived from Third Party PHI. Client and Syneos Health also agree, that at no time, and under no circumstances, will Client request that Syneos Health or [***] make available to Client, or any agent of Client, any Third Party PHI, nor any individual patient names or addresses derived from Third Party PHI. Further, Client agrees that it will make no attempt to use any data provided by [***], either alone or joined with other data, in any attempt to identify individuals who may be represented in the Third Party PHI data. [***] agrees to comply with the requirements set forth in HIPAA with regard to access to, handling of and use of Third Party PHI as such requirements may be amended from time to time.

3.	SYNEOS HEALTH PERSONNEL, SUBCONTRACTORS, AND THIRD PARTY VENDORS

3.1.	Responsibility and Management.

3.1.1.	Subcontractors. To the extent permitted by the terms of a Work Order, Syneos may retain Subcontractors to perform Services. If Syneos Health uses Subcontractors in the performance of Services, Syneos Health shall remain responsible for the actions of its Subcontractors as if Syneos Health had taken such actions itself. Notwithstanding the foregoing, if Client requests that Syneos Health use a particular provider of materials or services in connection with the Services (a “Client Preferred Subcontractor”) then Syneos Health will make Commercially Reasonable Efforts to deliver the Services in cooperation with the Client Preferred Subcontractor provided, however, that Syneos Health will have no responsibility for the selection of such Client Preferred Subcontractor. In such case, the Client may contract directly with such Client Preferred Subcontractor. Syneos Health shall not have any responsibility for the performance of any Client Preferred Subcontractor, including the quality and timing of work performed by such Client Preferred Subcontractor. Any delay caused by a Client Preferred Subcontractor shall cause an equal extension to any affected timeline or deadline for Syneos Health’s Services.

3.1.2.	Syneos Health Personnel. Syneos Health is, and at all times shall remain, solely responsible for the human resource and performance management functions of all Syneos Health Personnel assigned to perform the Services. Syneos Health shall be solely responsible and liable for all disciplinary, probationary, and termination actions taken by it, and for the formulation, content, and dissemination of all employment policies and rules (including written disciplinary, probationary, and termination policies) applicable to the Syneos Health Personnel. Client shall have no responsibility to Syneos Health or any Syneos Health Personnel for any compensation, expense reimbursements, or benefits (including, without limitation, vacation and holiday remuneration, healthcare coverage or insurance, life insurance, pension or profit-sharing benefits, and disability benefits), payroll- related or withholding taxes, or any governmental charges or benefits that may be imposed upon or be related to the performance by Syneos Health or Syneos Health Personnel of the obligations under this Agreement or any Work Order, all of which shall be the sole responsibility of Syneos Health. To clarify, Client will not withhold any income tax or payroll tax of any kind on behalf of Syneos Health.

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3.1.3.	Third Party Vendors. Any Third Party Vendors shall be approved by Client in a Work Order or otherwise in writing. Subject to the terms of a Work Order, Syneos Health shall not be liable for any Third Party Vendor errors, omissions, delays, or consequences therefrom which are not the result of Syneos Health’s failure to manage the Third Party Vendor. Syneos Health shall keep Client reasonably informed regarding the performance of the Third Party Vendors. If the Third Party Vendor is non-compliant with any instruction provided by Syneos Health or provides non-conforming services or goods, Syneos Health will [***] to such Third Party Vendor and promptly inform the Client of [***]. [***], Syneos Health and Client will [***] which may include [***].

3.2.	Debarment/Exclusions.

3.2.1.	Syneos Health and Client. Each Party hereby represents that neither it, nor to the best of its knowledge and belief, any of its employees or contractors nor any of its Affiliates or employees or contractors thereof have been debarred or convicted of a crime which could lead to debarment or disqualification under the Generic Drug Enforcement Act of 1992 or is a Sanctioned Entity.

3.2.2.	Subcontractors and Third Party Vendors. To the best of its knowledge, Syneos Health does not and shall not use the services of any Subcontractors or Third Party Vendors that are or have been debarred or disqualified under the Generic Drug Enforcement Act of 1992 or are a Sanctioned Entity or that have engaged any employees or contractors who have been so debarred or disqualified.

3.2.3.	Notification. In the event that Syneos Health becomes aware that any of its officers, directors, Syneos Health Personnel, Subcontractors (or employees or contractors thereof) or any Third Party Vendors (or employees or contractors thereof), used in connection with the Services has become debarred, Syneos Health will promptly notify Client. In the event that Client becomes aware that any of its officers, directors, or employees has become debarred, Client will promptly notify Syneos Health.

3.3.	Relationship of the Parties. Syneos Health is at all times an independent contractor with respect to Client. The Parties are not agents of each other unless otherwise explicitly agreed to in writing. Nothing in this Agreement or any Work Order is intended or shall be deemed to constitute a partnership, principal/agent, employer/employee, or joint venture relationship. Neither Party shall have the power or right to bind or obligate the other Party, nor shall it hold itself out as having such authority, except to the extent, if at all, specifically provided for in this Agreement, Work Order or as authorized in writing.

3.4.	Media Buys. Notwithstanding anything to the contrary set forth herein, to the extent the Services include advertising and/or public relations services in any Work Order, Syneos Health may at times, in a Work Order, be authorized to act as Client’s agent in the purchase of media and as such may be given the authority to bind Client to certain terms and conditions which may include but not be limited to indemnification and financial liability, provided however, that Client shall provide its prior written approval of any such purchases and the terms and conditions governing such purchases are within the scope of the authority provided in the Work Order. Syneos Health will be solely liable for payment to the extent that payments from Client for the subject invoices have cleared from Client to Syneos Health for promotional and other materials. No media will be purchased by Syneos Health on behalf of Client if funds have not successfully been received and cleared by Syneos Health. Should these funds not be received and cleared by Syneos Health, all purchases of media shall be made solely in the name of Client.

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3.5	Specialized Services. Unless, otherwise provided in a Work Order, the Parties acknowledge and agree that this Agreement shall not cover certain specialized services which would entail Syneos Health acting as a legal representative, agent or qualified person on behalf of Client and the Parties agree that any such specialized services shall require and be subject to the terms of a separate services agreement between the Parties with respect to such specialized services.

4.	REPRESENTATIONS, WARRANTIES, AND OBLIGATIONS OF THE PARTIES

4.1.	By Client. Client represents and warrants that:

4.1.1.	Client’s products in connection with which the Services are being provided are fit for the intended uses and purposes.

4.1.2.	Client shall apply the degree of skill and care necessary, and will act in good faith to provide Syneos Health with the necessary materials, information, and assistance required to enable Syneos Health to perform the Services in compliance with Applicable Law. Certain Client obligations and responsibilities unique to a specific Work Order, if applicable, shall be specified within that Work Order. Subject to, and as set out in, the terms of a Work Order, Client shall provide any and all necessary training regarding the Client product(s) and may be responsible for all costs and expenses of such training, including Syneos Health personnel travel, lodging and meals.

4.1.3.	Client shall ensure all content (product or otherwise), materials, documentation and information provided by it to Syneos Health for use in provision of the Services are in compliance with Applicable Law and shall be solely responsible for reviewing and approving all product related materials to ensure that any assertions regarding the safety or efficacy of Client’s products in such materials comply with Applicable Law, such materials including, but not limited to, promotional materials and literature created pursuant to this Agreement .

4.1.4.	Any trademarks used in association with Client’s products shall be owned by or licensed to Client. Client represents and warrants that, to the best of its knowledge, use of its trademarks, trade names, and trade dress in association with those of its products which are used by Syneos Health in performance of the Services does not infringe any trademark rights of any other person or entity in the countries where the Services are provided. Client further represents and warrants that, to the best of its knowledge, the promotion of any Client product by Syneos Health does not infringe any patent of any other person or entity in any countries where the Services are provided.

4.1.5.	Client shall notify Syneos Health in the event it is party to, or becomes party to, a Corporate Integrity Agreement (CIA) with the Office of the Inspector General or if Client otherwise become subject to compliance obligations pursuant to Applicable Law which require Syneos Health to provide Client with data, training, analysis, oversight or certifications that are not contemplated by the Services described herein. In such event, the Parties shall mutually agree in writing on an appropriate allocation of costs and expenses associated with Syneos Health’s provision of such CIA related data, training, analysis, oversight, or certifications not included in the scope of Services provided under this Agreement or any related Work Order.

4.1.6.	Client is solely responsible for obtaining registrability searches and trademark registration for any trademarks, taglines, logos, graphics, or designs (collectively, “Marks”) that may be developed by Syneos Health for Client under a Work Order to the extent development of Marks are part of the Services. Syneos Health will not be liable for any intellectual property infringement claims relating to any Marks provided to Client in connection with this Agreement. Syneos Health disclaims all warranties and representations, express or implied, including but not limited to any warranties of fitness for a particular purpose, merchantability, or otherwise regarding trademarks developed by Syneos Health for Client pursuant to a Work Order.

4.1.7.	In carrying out its obligations under this Agreement and any Work Order, Client shall comply with Applicable Law.

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4.2.	By Syneos Health. Syneos Health represents and warrants that:

4.2.1.	Syneos Health shall perform the Services in a professional, workmanlike manner and in accordance with the terms of this Agreement, each Work Order and those specifications and timelines which Syneos Health and Client agree to in writing;

4.2.2.	Syneos Health shall maintain in full force and effect all necessary licenses, permits, approvals (or waivers), and authorizations required by Applicable Law to carry out its obligations under this Agreement and any Work Order;

4.2.3.	the execution, delivery, and performance of this Agreement by Syneos Health and the consummation of the transaction(s) contemplated hereby has been duly authorized by all requisite corporate action; the Agreement constitutes the legal, valid, and binding obligation of Syneos Health, enforceable in accordance with its terms (except to the extent enforcement is limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general principles of equity); and this Agreement and performance hereunder does not violate or constitute a breach under any organizational document of Syneos Health or any contract, other form of agreement, or judgment or order to which Syneos Health is a party or by which it is bound;

4.2.4.	Syneos Health is not a party to any agreement which would prevent it from fulfilling its obligations under this Agreement or any Work Order and that during the term of this Agreement, it will not enter into any agreement to provide services which would, in any way, prevent it from performing the Services under this Agreement;

4.2.5.	unless otherwise provided in a specific Work Order, during such time as there is any Work Order in effect for [***], Syneos Health shall not assign any personnel whom are members of dedicated client service, strategic and creative teams (excluding experts and advisors) and perform market research, medical and scientific communications, marketing, medical affairs, sales or market access services (“Commercialization Services”) under such Work Order (“Project Personnel”) to perform any Commercialization Services for the following products: [***] (each a “Competitive Product”). This restriction shall not apply to Syneos Health’s shared services personnel, including but not limited to, personnel performing tasks related to operations, editing, traffic, production, development, administration, finance and other “back office” support functions. The Parties acknowledge and agree that Syneos Health employs parameters and standards to preserve the confidentiality of client information and to avoid conflicts of interest, which include segregating personnel, data, and assets through physical barriers and electronic firewalls and prohibiting the use of client confidential information for any purpose other than as necessary for the performance of the Services. To the extent legally permissible, Syneos Health will notify Client if it becomes aware of any conflict of interest involving a Competitive Product, [***]. This provision shall not apply to Syneos Health’s Affiliates unless the Work Order between Client and the Affiliate expressly provides otherwise; and

4.2.6.	In carrying out its obligations under this Agreement and any Work Order, Syneos Health shall comply with Applicable Law.

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5.	INVOICING AND PAYMENT

5.1.	Fees and Pass Through Costs. In consideration for the Services, Client shall pay Syneos Health the Fees as set forth in each specific Work Order. In addition, Pass Through Costs will be billed to Client based on the actual cost incurred by Syneos Health. Pass Through Costs specific to a particular Service shall be set forth in the Work Order.

5.2.	Invoicing. Syneos Health shall invoice Client as set forth in each Work Order for the Fees, Pass Through Costs, authorized expenses, and Applicable Taxes as set out in Section 5.7. All Pass Through Costs and expenses invoiced to Clients shall be supported by provision of copies of supporting invoices from Subcontractors, Third Party Vendors or other suppliers. Payments are due within [***] of Client’s receipt of each applicable invoice from Syneos Health. In the event that a Subcontractor or Third Party Vendor of Syneos Health requires expedited payment from Syneos Health for a Pass Through Cost, and with Client’s prior written approval, Client will pay Syneos Health for such expenses on the same terms that Syneos Health is required to pay such Subcontractor or Third Party Vendor. If a purchase order number is required for Syneos Health to invoice for the Services performed, Client agrees to provide such purchase order number within [***] after the execution of the applicable Work Order. If the purchase order number is not provided within that time period, Client agrees to timely pay any invoices issued without a purchase order number. Should Client require that Syneos Health use a third party invoicing service/system, any costs associated with such use shall be invoiced to Client as incurred, without mark-up. The Parties understand and agree that all terms and conditions set forth in a purchase order are null and void, it being understood and agreed that this Agreement and the applicable Work Order provides the terms and conditions governing the relationship between the Parties.

5.3.	Late Payments. If any undisputed invoice amount is not paid within [***] of Client’s receipt, Syneos Health reserves the right, following [***] prior written notice, to charge late payment interest in the amount of [***] for any undisputed payment not timely received. In the event that any non-disputed amounts remain unpaid after the invoice due date, Syneos Health may stop work on the Services until it receives such past due payment. Prior to any such work stoppage, Syneos Health shall give [***] notice of its intent to cease Services. Other than as may be required under Applicable Law, Syneos Health shall have no liability to Client for any costs or damages as a result of suspension caused by Client’s failure to pay non-disputed amounts in accordance with the terms herein.

5.4.	Disputed Charges. If Client, in good faith, disputes one or more items in an invoice, Client shall notify Syneos Health in writing, noting its objection with specificity within [***] of receipt of the invoice. Syneos Health shall respond to Client within [***] of receipt of the notification of dispute. This written communication pattern shall continue until the Parties agree to a resolution of the disputed amount. Client shall pay the undisputed portion of an invoice according to Section 5.2 and shall pay the disputed amount within [***] upon resolution of the dispute. Any dispute that cannot be resolved by good faith negotiation shall be resolved in accordance with Section 12.6. Client shall not withhold payment of any non-disputed amounts due and payable under this Agreement by reason of any setoff, claim or dispute with Syneos Health.

5.5.	RESERVED.

5.6.	Financial Records. Syneos Health shall keep and maintain complete and accurate books and records in sufficient detail to determine amounts owed to Syneos Health hereunder. Such books and records shall be maintained for at least [***] following completion or termination of a Work Order and shall be made available for inspection, copying, and audit by Client in accordance with Section 7 and for the purpose of determining the accuracy of amounts invoiced.

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5.7.	Taxes. As and when required by local law, VAT, GST or similar sales taxes or duties actually incurred by Syneos Health and imposed by any governmental agency as a result of this Agreement (“Applicable Taxes”) will be invoiced at current statutory rates and paid to Syneos Health by Client in addition to contracted Fees and Pass Through Costs. Any invoices issued by Syneos Health to Client which include charges for value added taxes shall include Syneos Health’s registration numbers with the applicable taxing authorities. Excluding taxes based on Syneos Health’s income, Syneos Health shall invoice Client, and Client shall pay Syneos Health in accordance with Section 5.2 for such Applicable Taxes. If requested by Client, Syneos Health shall provide official documentation for such Applicable Taxes paid. If any payments made by the Parties become subject to withholding taxes under Applicable Law, each Party shall be authorized to withhold such taxes as required under Applicable Law, pay such taxes, and remit the balance due to the other Party net of such taxes. The Parties will cooperate to qualify the transactions for any exemptions or reductions in the amount of otherwise applicable withholding tax provided under Applicable Law (including the provisions of any relevant income tax treaty) and to complete such forms as necessary for such purpose.

5.8.	Currency. Unless otherwise agreed in the applicable Work Order, Client shall make all payments to Syneos Health in U.S. Dollars, and accordingly, Syneos Health shall invoice Client for all Fees and Pass Through Costs in U.S. Dollars. If Pass Through Costs are incurred in a currency other than U.S. Dollars, then Syneos Health and Client shall define the mechanism for currency exchange adjustment in the applicable Work Order, or if not specified therein, then Syneos Health shall invoice Client using the exchange rate published in oanda.com at the average bid rate on the day the invoice is generated by Syneos Health.

5.9.	Special Expenses. Client shall reimburse Syneos Health for all reasonable and pre-approved actual out-of-pocket expenses, fees and costs (including, but not limited to attorneys’ fees and costs) (“Special Expenses”) incurred by Syneos Health in connection with subpoenas, civil investigative demands, government investigations and other similar legal orders and legal and regulatory processes issued to Syneos Health (collectively referred to herein as a “Subpoena”) regarding Client, Client’s product, or the Services performed by Syneos Health pursuant to this Agreement (as may be amended from time to time). Special Expenses shall include, but are not limited to, attorneys’ fees and other professional fees incurred by Syneos Health in response to the Subpoena, travel costs related to witness interviews and depositions related to the Subpoena, all e-discovery costs (including, but not limited to third party vendor costs), and internal Syneos Health costs related to the production of documents, testimony, or other information and material requested pursuant to the Subpoena. Client shall have no obligation to reimburse Syneos Health for such expenses, fees, and costs which are proximately caused by Syneos Health’s actions or omissions that violate this Agreement or Applicable Law. The additional expenses referred to in this Section 5.9 shall be paid by Client to Syneos Health on a monthly basis, as incurred by Syneos Health, upon the presentation by Syneos Health to Client of an invoice in accordance with Section 5.2.

6.	TERM AND TERMINATION

6.1.	Term. This Agreement shall commence as of the Effective Date and shall continue for a period of five (5) years, or until earlier terminated as provided below. Any Work Orders in existence as of the date of expiration or termination of this Agreement shall continue to be governed by the terms and conditions of this Agreement unless such Work Order is specifically terminated in accordance with the terms therein, or as otherwise mutually agreed in writing by the Parties.

6.2.	Termination. Except as otherwise provided in any Work Order, this Agreement or any Work Order may be terminated as follows:

6.2.1.	[***] after a Party delivers written notice of termination to the other Party;

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6.2.2.	without further notice by Syneos Health, if any undisputed payment to Syneos Health by Client is not made when due and such payment is not made within [***] from the date of written notice from Syneos Health to Client of such nonpayment;

6.2.3.	by the non-breaching Party, in the event that the other Party has committed a material breach of this Agreement (other than failure to make timely payment of any undisputed amount due to Syneos Health), and such breach has not been cured within [***] of receipt of written notice from the non-breaching Party of such breach;

6.2.4.	by either Party, in the event the other Party is either debarred from federal contracting or becomes a Sanctioned Entity;

6.2.5.	immediately without notice if the other Party (i) ceases, or threatens to cease, to carry on business or maintain itself as a going concern; or (ii) becomes insolvent, is dissolved or liquidated, makes a general assignment for the benefit of its creditors, files or has filed against it, a petition in bankruptcy, or (iii) has a receiver appointed for a substantial part of its assets and is not discharged within [***] after the date of such appointment.

6.2.6.	A Party may terminate this Agreement and any Work Order [***] as a result of the other Party’s breach of the FCPA warranty in Section 2.6.

6.3.	Duties Upon Termination.

6.3.1.	Cooperation. Upon termination of this Agreement or any Work Order, the Parties shall promptly meet and/or agree upon wind down activities and associated costs prior to the performance of any additional tasks not otherwise addressed in such Work Order. The Parties shall reasonably cooperate with each other to provide for an orderly cessation of Services. In the event Client terminates only part of the Services described in a Work Order, the Parties will cooperate in good faith to enter into a Change Order. Additionally, upon termination, to the extent applicable and as mutually agreed to by the Parties, Syneos Health will give or otherwise transfer to Client, at Client’s expense, all property in Syneos Health’s possession that belongs to and was paid for by Client (excluding archival copies thereof), provided that all outstanding undisputed invoices have been paid in full.

6.3.2.	Payment. Client shall pay or reimburse Syneos Health for the following upon termination in accordance with the terms set forth in Section 5 or the applicable Work Order:

6.3.2.1.	[***].

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6.3.3.	Excess Payments. In the event of excess payment to Syneos Health by Client,[***].

7.	INSPECTIONS AND AUDITS

7.1.	Conducted by Regulatory Authority. Each Party shall promptly notify the other Party of any Regulatory Authority’s inspections, investigations, or inquiries pertaining to any Services (“Inspections”). If a Regulatory Authority requests Syneos Health not provide notification to Client of an Inspection, Syneos Health will comply with such request, and its failure to notify Client will not be a breach of this Agreement. Client may not direct the manner in which Syneos Health fulfills its obligations to permit Inspections by Regulatory Authorities. Syneos Health will prepare responses for Inspections occurring on Syneos Health’s premises so long as Client timely provides Syneos Health information required for adequately responding to Inspection findings. To the extent legally permissible, Syneos Health shall provide Client with copies of any communications from Regulatory Authorities relating to the Services or Client’s products, and any responses to such communications submitted by Syneos Health. Prior to submission of any communications to any Regulatory Authorities regarding the Services or Client’s products, Syneos Health shall, to the extent legally permissible, provide a draft of such submission to Client for comment and shall make Commercially Reasonable Efforts to address comments received from Client in its communication prior to submission. Commercially reasonable costs associated with hosting and responding to any Inspection (including any preparation, participation, follow-up and resolution of findings), shall be invoiced to Client on a time and materials basis.

7.2.	Conducted by Client. Records and any other materials related to this Agreement shall be maintained in accordance with Syneos Health’s record retention schedule. Syneos Health agrees that Client may, at Client’s sole cost and expense, upon [***] advance written notice to Syneos Health and [***]conduct an audit of Syneos Health’s facilities used to perform the Services, its documentation (including Standard Operating Procedures) and financial records for the prior [***] relating directly to Syneos Health’s purchases and expenditures (including Pass Through Expenses) on Client’s behalf under this Agreement and the Work Orders, for the purpose of determining Syneos Health’s compliance with this Agreement and the applicable Work Order(s). using a mutually agreed upon third party accounting firm (i.e., Deloitte, KPMG, Ernst & Young, or PWC) (“Auditor”), provided such Auditor generally adheres to and utilizes professional standards of its industry and agrees in writing to continue to do so in the audit permitted hereunder, and further provided that the Auditor is not (i) compensated on a contingency basis and (ii) providing cost consulting services to Client. It is understood that no audit shall take longer than [***] and the audit shall not include, and in no event shall Client have access to, individual payroll and personnel files; any information relating to Syneos Health’s other clients; any of Syneos Health’s internal costs or non-billable expenses; or any information that is subject to legal restrictions regarding confidentiality. Any such audit shall take place in Syneos Health’s primary office or such location as Services are provided. Each audit shall be conducted during regular business hours and in such a manner as to not unduly interfere with Syneos Health operations. The Auditor shall execute a confidentiality agreement provided by Syneos Health prior to conducting the examination. The scope of the audit shall be reviewed for appropriateness and subject to Syneos Health agreement prior to the commencement of the audit. Syneos Health shall be provided with a copy of the audit report within [***] of its receipt by Client from the auditor and Syneos Health shall be permitted to review and comment upon the audit report. Subject to the terms of a Work Order, all audit rights shall cease upon expiration of this Agreement.

8.	CONFIDENTIALITY

8.1.	Obligations. Either Party may become the recipient of Confidential Information of the other during the term of this Agreement. The Receiving Party shall (i) treat the Disclosing Party’s Confidential Information as confidential and proprietary and protect it with the same level of prudence and care as it would protect its Confidential Information, but in no event less than reasonable care; and (ii) use the Disclosing Party’s Confidential Information only as necessary to perform its obligations or exercise its rights hereunder or under a Work Order. These confidentiality and non-use obligations shall remain in effect for [***] after the expiration or termination of this Agreement.

8.2.	Disclosure. Without the prior written consent of the Disclosing Party, the Receiving Party shall not disclose Confidential Information to any third party; provided, however, that Syneos Health may disclose Client’s Confidential Information to Syneos Health’s Subcontractors, Third Party Vendors, agents, representatives, or Affiliates of Syneos Health and the Affiliates’ respective employees that have a need to know such information in connection with the Services where such parties are bound to obligations of confidentiality and non-use substantially similar to those set forth herein.

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8.3.	Confidential Information. Confidential Information means all non-public, protected and/or proprietary information in the broadest sense, including, but not limited to, personal information (e.g., phone number, address and e-mail address) of employees, Subcontractors, consultants and agents; customers; clients; unpublished research results; development plans; processes; protocols; data; undisclosed financial statements; marketing plans or techniques; contacts; pricing and/or business activities including organization and operations; product information; unpublished intellectual property, undisclosed contractual rights or interests; and procedures and business practices involving trade secrets or know-how disclosed by a Party or a Party’s Affiliate (the “Disclosing Party”) to the other Party or its Affiliate (the “Receiving Party”) and includes any materials, reports or documents produced therefrom or therewith by the Receiving Party or one of its Affiliates. Confidential Information shall include any Confidential Information disclosed previously by a Disclosing Party to a Receiving Party in connection with the discussions between the Parties with respect to the subject matter of this Agreement. The Parties further agree that Confidential Information shall include information discovered during an audit of either Party’s or its Affiliates’ facilities. Notwithstanding the foregoing, Confidential Information shall not include, and these confidentiality obligations shall not operate as a restriction on, each Party’s right to use, disclose, or deal with information which:

8.3.1.	was in the Receiving Party’s possession prior to the time it was acquired from the Disclosing Party and was not directly or indirectly acquired from the Disclosing Party;

8.3.2.	is or lawfully becomes generally available to the public through no fault of Receiving Party;

8.3.3.	is lawfully and independently made available to the Receiving Party by a third party;

8.3.4.	is released from its confidential status by the Disclosing Party; or

8.3.5.	is independently developed by or for the Receiving Party without the use of the Disclosing Party’s Confidential Information as evidenced by written records.

Nothing in this Agreement shall restrict the Parties from disclosing Confidential Information as required by Applicable Law or court order or other governmental order or request, provided in each case the Party requested to make such disclosure shall, to the extent permitted by law, timely inform the other Party and use Commercially Reasonable Efforts to limit the disclosure and maintain the confidentiality of such Confidential Information. The Party required to make such disclosure shall cooperate with the other Party if it acts to attempt to limit such disclosure by appropriate legal means.

8.4.	Return of Confidential Information. Upon the expiration or termination of this Agreement and receipt of Disclosing Party’s written request, Receiving Party, at its option, shall promptly either (a) return to the Disclosing Party all tangible forms of the other Party’s Confidential Information in its possession, including any and all copies and/or derivatives of such Confidential Information made by either Party or their employees as well as any writings, drawings, specifications, manuals, or other printed or electronically stored material based on or derived from such Confidential Information, or (b) destroy the Confidential Information of the other Party in its possession and deliver to Disclosing Party a certification that such destruction has occurred; provided, however, that Receiving Party may retain a copy of any information, including such Confidential Information, that the Receiving Party reasonably believes is required to comply with Applicable Law or to effectuate the purposes of this Agreement, or is held as a backup in electronic form in backup servers or other sources as a result of the Receiving Party’s normal backup procedures for electronic data provided, however, that any such retained Confidential Information shall continue to be governed by the terms of this Agreement.

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9.	INTELLECTUAL PROPERTY

9.1.	Deliverables. Except as set forth in Sections 9.2 and 9.3, all designs, documents, materials, reports, and deliverables provided by Syneos Health to Client pursuant hereto or pursuant to any Work Order whether or not patentable, copyrightable, or susceptible to any other form of legal protection which are made, conceived, reduced to practice, or authored by Syneos Health or Syneos Health Personnel as a result of the performance of Services, or to the extent derived from use or possession of Client’s Confidential Information (collectively, the “Deliverables”) shall be the sole and exclusive property of Client upon full payment of all sums due to Syneos Health for each such Deliverable under this Agreement. Subject to Sections 9.2 and 9.3, each Deliverable constituting an original work shall be considered a work made for hire under applicable copyright laws. Subject to Sections 9.2 and 9.3, Syneos Health hereby assigns, and agrees to assign, to Client all right, title, and interest in all worldwide intellectual property rights in the Deliverables, including without limitation, inventions, patents, copyrights, and trade secrets and shall take such further actions and execute such further documents as may be required to evidence such assignment.

9.2.	Syneos Health Works. Notwithstanding anything to the contrary set forth herein, to the extent any Deliverable or work made for hire includes Syneos Health’s intellectual property (which shall include, models, know-how, software, source or object code, methodologies, technology, techniques, procedures, management tools, workshops, manuals, data files and inventions) that Syneos Health has developed, created, or acquired independent of performing the Services or independent of any Client Confidential Information or Client intellectual property (“Syneos Health Works”), Syneos Health shall retain exclusive ownership in such Syneos Health Works. Any improvements, alterations, or enhancements to Syneos Health Works made without the use of Client’s Confidential Information or Client’s intellectual property and which are not specific to the Services or Client’s products shall be the sole property of Syneos Health. Upon full payment of all sums due to Syneos Health for each Deliverable, Syneos Health hereby grants Client a royalty- free, fully paid-up, perpetual, irrevocable, sublicensable, worldwide, non-exclusive right and license to use any Syneos Health Works in connection with Client’s use of the Deliverable. For the avoidance of doubt, the Parties agree that, subject to the terms of any Work Order, any source or object code previously owned or licensed by Syneos Health or created hereunder are not a part of the rights provided to Client and may be used by Syneos Health on behalf of itself or any of its other clients.

9.3.	Third Party IP. Without limiting the general rights of Client as provided in this Section 9, it is understood and agreed that a Work Order may provide that certain Deliverables may contain the intellectual property of third parties (“Third Party IP”) pursuant to a license or other arrangement which permits Client to use such Third Party IP only in connection with a specific project or campaign, and which would require additional payments for a different or extended use by Client. Syneos Health shall provide written notification to Client of any material conditions, costs, or limitations relating to such Third Party IP, and Client shall be solely responsible for any costs or other charges associated with any use of such Third Party IP outside the scope of the use contemplated by the applicable Work Order.

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9.4.	Third Party Sources. Pursuant to this Agreement, Syneos Health may obtain and deliver to Client information that has been derived from a variety of sources, including but not limited to proprietary data services, government information, industry publications, Client press releases and other Client content, web sites, marketing materials, and other generally available public sources. To the extent that Syneos Health selects the third party sources of information, Syneos Health will exercise the standard of care provided for in Section 4.2.1 in selecting such sources; however, all such information, statements, facts, analyses, interpretations and opinions contained in Syneos Health’s Deliverables and based upon the foregoing are provided without representation or warranty by Syneos Health, its Affiliates, officers, employees, contractors or business partners as to accuracy, completeness, usefulness, or otherwise. Client agrees that the Services are not intended to support the purchase or sale of securities and acknowledges and agrees that Syneos Health does not, and shall not be deemed to, give investment advice or advocate the purchase or sale of any security or investment. Nothing herein is intended to negate Syneos Health’s obligations under Section 4.2.1.

9.5.	Software Rights. If applicable to the Services provided under this Agreement or a particular Work Order, Syneos Health may facilitate the use or distribution of software and associated software documentation in accordance with this Agreement. Subject to the terms of any applicable Work Order, Syneos Health accordingly grants Client a non-exclusive right to use, store, or disseminate such software and associated documentation for the sole purpose for which Syneos Health is providing Services.

9.6.	Data Use; De-Identification. Provided that Syneos Health de-identifies all personal data, Client and Client product identifying information, Syneos Health may use all project data, excluding Client Confidential Information, for the purpose of evaluating its performance under this Agreement and for business development and analytics purposes.

10.	INDEMNIFICATION, LIABILITY, INSURANCE

10.1.	Indemnification by Client. Client shall promptly, indemnify, defend, and hold harmless Syneos Health and its Affiliates and its and their respective directors, officers, employees, and agents (“Syneos Health Parties”) from and against any and all losses, liabilities, damages, expenses, costs and fees (including reasonable attorneys’ fees) (collectively, the “Losses”) arising from third party claims, causes of action or suits (“Claims”) relating to, arising from, or in connection with this Agreement or the Services contemplated herein, including without limitation, any product liability claims, whether arising out of warranty, negligence, strict liability (including manufacturing, design, warning or instruction claims), or any other product based statutory claim, any failure by Client to comply with any applicable federal, state, or local laws, regulations, or codes, including but not limited to, the United States Federal Anti-Kickback Statute (42 U.S.C. 1320a-7b) and the related safe harbor regulations, the Federal False Claims Act, the Federal Food, Drug, and Cosmetic Act and the Prescription Drug Marketing Act, in the performance of its obligations under this Agreement or any material breach by Client of its warranties, representations, covenants, agreements and obligations set forth in this Agreement or any Work Order. Client’s indemnity obligations shall not apply to the extent that such Losses result or arise from (y) the negligent acts or omissions by or the willful misconduct of Syneos Health Parties; or (z) any material breach of this Agreement or any Work Order by Syneos Health Parties.

10.2.	Indemnification by Syneos Health. Syneos Health shall promptly indemnify, defend, and hold harmless Client and its Affiliates and its and their respective directors, officers, employees, and agents (“Client Parties”) from and against [***].

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10.3.	Indemnification Procedures.

10.3.1.	Notice. Each Party and any person seeking indemnification and/or defense pursuant to this Section 10 shall give the indemnifying party prompt and timely written notice and reasonable cooperation and assistance in the defense of any claim; provided however, that failure of the indemnified party to give timely notice shall not limit the indemnified party’s right to indemnification except in such case where such failure materially and adversely affects the indemnifying party’s ability to defend against such claim.

10.3.2.	Counsel. The indemnifying party shall defend the Claim using counsel of its own choosing. The indemnified party shall have the right to participate jointly with the indemnifying party, at its own expense, in the defense, settlement or other disposition of any indemnification claim. If the indemnified party exercises such right, all costs and expenses incurred by the indemnified party for separate counsel shall be borne by the indemnified party.

10.3.3.	Settlement. Neither Party will enter into any settlement agreement regarding a Claim which is the subject of this Article 10 that attributes fault or negligence to, requires any payment by, or restricts the future actions or activities of the other Party, without such Party’s prior written consent, which shall not be unreasonably withheld or delayed.

10.4.	Limitation of Liability. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH OR RELATED TO THIS AGREEMENT (INCLUDING LOSS OF PROFITS, USE, DATA, OR OTHER ECONOMIC ADVANTAGE), HOWSOEVER ARISING, EITHER OUT OF BREACH OF THIS AGREEMENT (INCLUDING BREACH OF EXPRESS OR IMPLIED WARRANTY), NEGLIGENCE, STRICT LIABILITY, TORT, OR ANY OTHER THEORY, EVEN IF THE OTHER PARTY HAS BEEN PREVIOUSLY ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN ADDITION, SYNEOS HEALTH’S LIABILITY FOR DIRECT DAMAGES ARISING UNDER A WORK ORDER SHALL BE LIMITED TO THE TOTAL FEES (EXCLUDING PASS THROUGH COSTS AND EXPENSES) ACTUALLY PAID BY CLIENT TO SYNEOS HEALTH UNDER THE SPECIFIC WORK ORDER FOR THE SERVICES EXCEPT TO THE EXTENT THAT SUCH DAMAGES WERE THE RESULT OF GROSS NEGLIGENCE OR WILFUL MISCONDUCT ON THE PART OF SYNEOS HEALTH.

10.5.	Insurance. Upon written request, each Party shall provide the other with a copy of its effective certificate of insurance or such other document evidencing compliance with this Section 10.5. Without limiting the generality of and in addition to the foregoing, during the term of this Agreement and for claims made insurance policies [***], each Party undertakes to maintain, as applicable, [***]. Limits may be provided with Umbrella/Excess insurance. Insurance companies must have an AM Best Rating of “A-/VII” or better, or an analogous rating by a similar organization if the insurance company is not a United States company. Neither Party’s liability shall be capped by its insurance limits. The Parties agree that additional project-specific insurance requirements may be set forth in a Work Order.

11.	NON-SOLICITATION

11.1.	Non-Solicitation. Except as may otherwise be provided in a Work Order, during the term of this Agreement and for a period of [***] following the date of expiration or termination of (i) the Agreement or (ii) the Services under the applicable Work Order for any reason whatsoever (whichever is later), Client agrees not to solicit or attempt to solicit, directly or indirectly, for its own benefit or for that of others, any director, officer, or Syneos Health Personnel, or to induce any of them to quit his/her employment with Syneos Health and thereafter to employ them, or to induce the representatives, agents, consultants, or suppliers of Syneos Health to cease to do business with Syneos Health; provided, however, that the foregoing shall not prevent Client from interviewing or hiring any such employee of Syneos Health who contacts Client on his/her own initiative without any solicitation by Client. The term “solicit” shall not include general solicitations (i.e., advertisements, websites, etc.) for employment not specifically directed towards Syneos Health employees. For avoidance of doubt, this clause would not apply to any Syneos Health Personnel who is hired by Syneos Health with a view to potentially becoming an employee of the Client pursuant to a Work Order.

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11.2.	Contact. Except as may otherwise be provided in a Work Order, Client agrees during the term of this Agreement, and for [***] thereafter, that Client shall not assist actively in any way a third party competitor of Syneos Health to induce Syneos Health Personnel to leave their employment with Syneos Health.

11.3.	Violation. Client shall pay to Syneos Health a fee equal to [***] of the hired person’s annual compensation (or in the case of hourly paid employees, the amount equal to [***] of such employee’s annual compensation based on a forty (40) hour work week), which the Parties agree is a reasonable estimate of actual damages in lost revenues, recruiting fees, and productivity costs associated with securing a replacement for each Syneos Health Personnel so employed or retained as liquidated damages for breach of either Sections 11.1 or 11.2.

12.	GENERAL TERMS

12.1.	Data Processing. Syneos Health shall process personal data in accordance with all applicable privacy and personal data protection laws and regulations. To the extent the Services involve the processing of personal data within the European Economic Area (EEA), the Parties agree that such processing will be governed by the terms set forth in Exhibit B to this Agreement.

12.2.	Public Announcement. Neither Party shall make a public announcement regarding this Agreement or any Work Order, if applicable, or the subject matter contained herein or therein, without the prior written consent of the other Party (which consent may not be unreasonably withheld), except as may be, in the reasonable opinion of the disclosing Party’s legal counsel, required by Applicable Law, including Regulatory Authorities, the U.S. Securities and Exchange Commission or any stock exchange upon which such Party’s securities are listed or to which application for listing has been submitted, in which event the disclosing Party shall provide the other Party reasonable advance notice, review, and comment of any such disclosure, including a copy of the proposed redacted filings, if any. Notwithstanding the above, either Party may list the name of the other Party in a non-descriptive fashion: (i) in connection with its general marketing materials; (ii) in its regular filings with Regulatory Authorities and securities commissions; and (iii) in internal business communications, including communications to Affiliates. In addition, Syneos Health may use any final Deliverables in its marketing materials and/or press releases once Client releases the Deliverable to the public upon written approval of the Client of such use.

12.3.	Non-Exclusivity. Subject to Section 4.2.4, neither Party shall have any obligation of exclusivity of any nature to the other, nor any obligation to provide any particular services unless specified in a Work Order. Each Party shall be free to provide services to other parties, so long as a Party’s agreement with any such third party does not prevent it from performing its material obligations under this Agreement or any Work Order.

12.4.	Force Majeure. In the event either Party is delayed, hindered, or prevented from performing any act required hereunder by reasons beyond its ability to reasonably anticipate and prevent, control, or mitigate, including, but not limited to, (i) acts of God; (ii) flood, fire, earthquake or explosion; (iii) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (iv) government order of general application; (v) actions, embargoes, or blockades in effect on or after the date of this Agreement; (vi) action by any governmental authority of general application; (vii) national or regional emergency; (viii) strikes, labor stoppages, or slowdowns or other industrial disturbances (except where such strike, lockout, or labor trouble involves a Party’s own employees); or (ix) shortage of adequate power or transportation facilities (a “Force Majeure Event”), then performance of such act (except for payment of money owed) shall be extended for the reasonable period of such delay, and either Party shall be granted a reasonable period of time to perform after the cessation of the reason for the delay. Notwithstanding the foregoing, Client shall not be relieved from payment of non-cancellable expenses authorized in a Work Order incurred by Syneos Health by reason of a Force Majeure Event.

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12.5.	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, excluding that body of law known as choice of law, and shall be binding upon the Parties hereto in the United States and worldwide.

12.6.	Dispute Resolution. In the event any dispute arises between the Parties concerning this Agreement, the interpretation of this Agreement, the application of this Agreement, or the Services performed pursuant to this Agreement, the Parties shall first settle such a dispute by good faith negotiation and consultation between themselves, including senior representatives with authority to resolve the dispute (“Senior Representatives”). This Section 12.6 shall apply regardless of whether the nature of the dispute originates in contract, tort, statute, or other legal basis. The Parties agree to attorn to the jurisdiction of the courts of the State of New York.

12.7.	Notices. All formal or legal notices, requests, demands or other communications hereunder, other than communications reasonably deemed to be day-to-day within the duties of project management shall be in writing and shall be deemed given if personally delivered or disseminated by nationally recognized courier or registered mail with return receipt within [***] after prior mailing to the address set forth below:

If to Syneos Health:	inVentiv Commercial Services, LLC
500 Atrium Drive
Somerset, NJ 08873
Attention: [***]

With copy to:	Syneos Health
1030 Sync Street
Morrisville, NC 27560
Attention: [***]

If to Client:	VBI Vaccines Inc.
310 Hunt Club Rd East, Suite 201 Ottawa, ON, Canada
K1V1C1
Attn: [***]

With copy to:

VBI Vaccines Inc.
222 Third St., Suite 2241
Cambridge, MA 02139

12.8.	Assignment. Neither Party shall have the right to assign this Agreement or any Work Order or any of the rights or obligations hereunder without the prior written consent of the other Party, except that (i) either Party may assign this Agreement to an Affiliate or to a successor to that part of its business to which this Agreement is related, upon prior written notice, where such Affiliate or successor has the financial and operational capacity and ability to perform the assigning Party’s obligations hereunder, and in the case of Client as the assignor, all outstanding balances owing to Syneos Health at the time of assignment are paid in full prior to the effective date of the assignment, and (ii) either Party may assign or transfer this Agreement and any Work Order and/or the rights and obligations thereunder in connection with a merger, consolidation or sale of substantially all assets of its business.

12.9.	Survival. The terms, provisions, representations, and warranties contained in this Agreement that, by their context are intended to survive the expiration or termination of this Agreement, shall so survive the expiration or termination of this Agreement and include, for greater certainty, Articles 8 and 9.

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12.10.	Entire Agreement. This Agreement, in conjunction with its attachments, embodies the entire and integrated understanding between the Parties and supersedes all prior agreements or understandings, negotiations, or representations, either written or oral, regarding its subject matter. The Parties have not relied on any statement, representation, warranty, or agreement of the other Party, or of any other person on such Party’s behalf, except for the representations, warranties, or agreements expressly contained in this Agreement. No modification of this Agreement shall be deemed effective unless in writing and executed by both Parties.

12.11.	Binding Agreement. This Agreement shall be binding upon the Parties and shall inure to the successors and permitted assigns of the Parties.

12.12.	Waiver. Any waiver granted shall not be deemed effective unless in writing and executed by the Party against whom enforcement of the waiver is sought. Waiver or forbearance by either Party or the failure to claim a breach of any provision of this Agreement or to exercise any right or remedy provided by hereunder, or under Applicable Law, shall not constitute a waiver with respect to any subsequent breach of this Agreement.

12.13.	Severability. If any term or provision of this Agreement shall be held to be invalid, illegal, unenforceable or in conflict with Applicable Law, the validity, legality, and enforceability of the remaining terms shall not be affected or impaired, except if the principal intent of this Agreement is negated by such reformation or deletion, in which case this Agreement shall terminate.

12.14.	Headings Not Controlling. Headings used in this Agreement are for reference purposes only and shall not be used to modify the meaning of the terms and conditions of this Agreement.

12.15.	Counterparts. This Agreement and any Work Order may be executed in two counterparts by duly authorized individuals on behalf the Parties, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Executed signature pages may be delivered electronically and copies thereof shall have the same force and effect as signed original documents.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by a duly authorized individual on behalf of each requisite Party as of the Effective Date.

INVENTIV COMMERCIAL SERVICES, LLC		VBI VACCINES INC.

By:	/s/ Philip P Moussally	By:	/s/ Jeff Baxter
Name:	Philip P Moussally	Name:	Jeff Baxter
Title:	CFO Deployment Solutions	Title:	CEO
Date:	Dec 19, 2019	Date:	19th December 2019

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EXHIBIT A

FORM OF WORK ORDER

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Exhibit B

Data Processing

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